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ION NETWORKS ANNOUNCES FISCAL FIRST QUARTER FINANCIAL RESULTS

PISCATAWAY, NJ - July 31, 2002 - ION Networks Incorporated (NASDAQ: IONN), a leading provider of security and management solutions that protect critical infrastructure from internal and external security threats, today announced its financial results for its fiscal first quarter ended June 30, 2002. The Company reported revenue for the quarter of $960,000. This compares to revenue of $2.1 million in the previous quarter and $1.9 million for the first quarter of the previous fiscal year. Company management cited a lengthening of its sales cycle due to the impact of continued economic pressure on capital spending and IT spending as a reason for the drop in revenue.

Kam Saifi, ION's President and CEO, commented on the first quarter, "We continue to expand our presence in verticals such as financial services, healthcare, utilities, and government agencies. The prolonged economic pressures have temporarily impacted our sales cycle, but not our progress. As corporations develop more confidence in their earnings prospects, we anticipate IT spending to increase, resulting in shortened sales cycles." Mr. Saifi continued, "We have developed a focused marketing effort and process intended to maximize sales opportunities. Worldwide security concerns, especially in light of terrorist alerts, have made corporations and services aware of their technological vulnerability. Growing interest in our products and services has been highly reassuring."

ION incurred a cash loss for the first quarter, defined as after tax earnings before depreciation and amortization charges, of $1.8 million compared to a comparable loss of $0.8 million in the prior quarter and $1.5 million in the same period of the previous fiscal year. The net loss was $2.1 million, or $0.09 per share, for the fiscal first quarter, an increase of $0.9 million over the prior quarter level of $1.2 million, or $0.06 per share, and an increase of $0.1 million as compared to $2.0 million or $0.11 per share for the same period of the prior year. Gross margins increased to 63 percent in the first quarter as compared to 54 percent during the prior fiscal quarter and 56 percent during the same period of the prior year.

Mr. Saifi added, "The coordinated effort of our current team will help ensure that ION maximizes its exposure to and penetration of target markets, while maintaining operational efficiencies. Everyone at our company is primed and committed to achieve our mission of becoming the leading infrastructure security company, worldwide. The market is increasingly recognizing the necessity of securing technological assets from security breaches. Inadequate security measures could result in damages beyond monetary measure. Given our results for the first half of calendar 2002 and the continued difficult economic environment in which we are operating, we no longer expect to achieve $12 million in revenue for the current calendar year. Because of the continued uncertainty of the market, it is difficult to provide revenue guidance at this time. Our sales pipeline is healthy and continues to grow despite the difficult economic environment. We are evaluating various alternatives for raising additional capital and we believe that we are taking all necessary steps to reduce costs and improve margins, enabling us to reach profitability as quickly as possible. Based on our plan, we expect to reach profitability by the end of the second quarter of 2003."